FOR IMMEDIATE RELEASE

Jennifer F. Scanlon Elected to Norfolk Southern Board of Directors

NORFOLK, Va., Jan. 22, 2018 -- Jennifer F. Scanlon has been elected a director of Norfolk Southern Corporation (NYSE: NSC) effective Jan. 22, Chairman, President, and CEO James A. Squires announced today.

Scanlon, 51, is president and chief executive officer of USG Corporation, an industry leading manufacturer of building products and innovative solutions. She has been appointed to the Compensation Committee and Finance and Risk Management Committee of the Norfolk Southern Board and will serve as an independent director.

Prior to being named CEO in 2016, Scanlon was president of the company’s international business; president of its L&W Supply Corporation, and chief information officer and chairman of the board for USG Boral Building Products. She led the company through some of its most significant strategic moves in recent history, including establishing the USG Boral Building Products joint venture and the divestiture of L&W Supply Corporation.

“Jenny brings extensive experience in manufacturing and distribution operations, technology, business development and strategic planning. We are delighted and honored to welcome her to the Norfolk Southern Board.” Squires said.

Scanlon joined USG in 2003 as director of supply chain management and customer relationship management strategy and implementation. She holds a bachelor’s degree in government and computer applications from the University of Notre Dame and a master’s degree in finance and marketing from the University of Chicago.

Scanlon serves on the boards of the Chicago Council of Global Affairs and of SHORE Community Services, Inc. She is a member of the Economic Club of Chicago, The Chicago Network and the Executives’ Club of Chicago.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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